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                                                                    Exhibit 10.3

                                            As of September 30, 2003

Mr.

                       Re:       2003 Stock and Bonus Plan

Dear

        Pursuant to the Corporation's 2003 Stock and Bonus Plan, on September 30, 2003, the Stock Option Committee of the Board of Directors has awarded you a Conditional Stock Award to purchase ___ shares of the Corporation's Common Stock at a purchase price of $.01 per share, which shares may be purchased by you in whole or in part at any time on or before March 31, 2006 by written notice to the Corporation accompanied by payment in full of the purchase price for the shares purchased.

        You acknowledge and agree that the rights granted hereunder are nontransferable other than by will or the laws of descent and distribution, and that you have no rights as a stockholder of the Corporation until you exercise such award and purchase such shares. Furthermore, if you exercise such award and purchase such shares, you acknowledge and agree the shares will be purchased for investment and not with a view to distribution and that the certificate for such shares shall bear a restrictive legend restricting the transfer of such shares unless and until the shares are registered under the Securities Act of 1933 or an exemption from such registration, such as Rule 144, is available.

        Please confirm your acceptance of these terms below.

                                        Very truly yours,

                                        GENERAL DATACOMM INDUSTRIES, INC.


                                        By:
                                              Howard S. Modlin
                                              Chief Executive Officer

Acknowledged, Accepted
and Agreed to:


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